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                                                                       EXHIBIT 2

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                                                                                     B R E A K W A T E R  R E S O U R C E S  L T D .
                        [LOGO] BWR                                                                 2 0 0 2  T H I R D  Q U A R T E R
                                                                                                          I N T E R I M  R E P O R T
                                                                 M A N A G E M E N T ' S  D I S C U S S I O N  A N D  A N A LY S I S
                                                                                  O F  F I N A N C I A L  C O N D I T I O N S  A N D
                                                                                              R E S U L T S  O F  O P E R AT I O N S
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
MANAGEMENT'S DISCUSSION AND ANALYSIS ("MD&A") FOR THE THIRD           While production costs per tonne of ore milled at the
QUARTER ENDED SEPTEMBER 30, 2002 SHOULD BE READ IN CONJUNCTION     Bougrine mine for the third quarter were 31% higher in 2002
WITH THE COMPANY'S MD&A INCLUDED IN THE 2001 ANNUAL REPORT.        than for the same period of 2001, the lower costs at all of the
                                                                   Company's other operations reduced the overall cost per tonne
                           OVERVIEW                                of ore milled by 1% compared to 2001.
                                                                      Before the non-cash foreign exchange loss, non-recurring
   The Company's operations performed well during the quarter      investment income and property write down, the loss for the
with the payable zinc production increasing by 11% and overall     third quarter of 2002 was $13.5 million compared to $21.2
costs of the operations decreasing by 1% compared to the same      million for the comparable quarter of 2001. The Company has US
period in 2001.                                                    dollar denominated debt, which must be adjusted to reflect the
   However, despite the production improvements, the prevailing    exchange rate at the end of each period. This resulted in a
low metal prices and fluctuations in the US/Canadian foreign       foreign exchange non-cash loss of $3.8 million for the three
exchange rate hampered the Company's financial performance. The    month period of 2002 compared to $3.0 million for the same
zinc price averaged US$0.35 per pound of payable zinc for the      period of 2001.
quarter, down 8% from the same period in 2001, and dropped as         Cash used by operations (before changes in non-cash working
low as US$0.33 per pound during the quarter, a price that has      capital items) was $6.8 million ($0.04 per share) for the third
not been seen for more than some 15 years and 30% lower than       quarter of 2002 compared with cash used by operations of $14.3
the last 10-year average.                                          million ($0.12 per share) for the same period in 2001. The nine
   The Company continues with its cost reduction and               month operating cash flow was $4.1 million ($0.03 per share)
productivity improvement programs including prioritized            compared to cash used by operation of $5.1 million ($0.04 per
spending. As part of this program the Company is carrying out a    share) for the same nine months of 2001.
critical review of the operating plan for each of its mines to        The Company sells zinc, lead and copper concentrates
ensure that orderly development and exploration is achieved        containing various quantities of payable metal. The following
while also conserving cash.                                        table summarizes the payable metals contained in concentrate
   On September 30, 2002, the Nanisivik mine ceased operations     sales:
after being in continuous operation for 26 years having
officially opened in September 1976. This marks the end of an                                NINE MONTHS           THIRD QUARTER
important period in Canada's Arctic mining industry as the                               2002          2001       2002       2001
Polaris mine, a bit further north of Nanisivik also permanently    ----------------------------------------------------------------
closed during the third quarter of 2002.                           Zinc - tonnes       132,296       131,645     59,275     57,368
   The Company's credit facilities are required to be paid         Lead - tonnes        11,840         9,915       (124)     1,359
January 2, 2003. Discussions with its lenders are focused on       Silver - ozs      1,548,935     1,626,736     59,489    498,334
securing an extension or restructuring the credit facilities       Gold - ozs           21,118        25,500      3,118      6,639
that should allow the Company to participate in a recovery in      Copper - tonnes       4,106         4,389      1,200      1,996
the zinc market.
                                                                      Selected financial information is summarized in the
               FINANCIAL RESULTS - THIRD QUARTER                   following table:

Net Earnings and Cash Flow                                            Selected financial information:

   Breakwater Resources Ltd. ("the Company") reported an           ($000'S EXCEPT FOR PER          NINE MONTHS        THIRD QUARTER
unaudited consolidated net loss of $16.9 million ($0.09 per        SHARE DATA)                    2002     2001      2002      2001
share) for the third quarter ended September 30, 2002, on gross    -----------------------------------------------------------------
sales revenue of $74.2 million, compared with a consolidated       Gross Revenue                 199,616  224,679   74,203   87,277
net loss of $92.2 million ($0.77 per share) on gross sales         Loss from Mining Activities**  10,626   15,973   11,019   14,651
revenue of $87.3 million for the same period in 2001. For the      Net Loss                       17,854   97,504   16,930   92,151
third quarter of 2001 the loss was $22.4 million ($0.19 per        Operating Cash Flow (Used)*     4,093   (5,119)  (6,836) (14,267)
share) before a write-down of mineral properties and fixed         Per Share Data
assets of $69.8 million.                                           Net Loss                         0.11     0.81     0.09     0.77
   For the nine-month period ended September 30, 2002, the net     Operating Cash Flow (Used)       0.03    (0.04)   (0.04)   (0.12)
loss was $17.9 million ($0.11 per share) on gross sales revenue    ** After non-cash costs.
of $199.6 million compared with a net loss of $97.5 million        * Before changes in non-cash working capital.
($0.81 per share) on gross sales revenue of $224.7 million for
the same period in 2001.                                           OtherExpenses (Income)/Non-producing Property Costs
   The continuing low metal prices combined with fluctuations
in the US/Canadian dollar adversely affected third quarter            Third quarter general and administration costs decreased by
results. The zinc price realized for the third quarter was         $0.3 million and interest and financing costs remained the same
US$764 per tonne (US$0.347 per pound) compared to US$834 per       compared to the corresponding period in 2001. Investment and
tonne (US$0.378 per pound) for the same period of 2001. For the    other income was $1.4 million lower during the third quarter of
nine months, the zinc price realized was US$779 per tonne          2002 as most investments acquired through the Jascan purchase
(US$0.353 per pound) compared to US$917 per tonne (US$0.416 per    were sold during 2001. The weakening Canadian dollar resulted
pound) for the same period of 2001.                                in a non-cash $3.8 million foreign exchange loss on translation of the Company's US dollar denominated debt to Canadian
                                                                   dollars. This compares to a loss of $3.0 million for the same period of 2001. Debt denominated in other than the reporting currency must be adjusted based on the exchange rate at the end of the period and the change charged to earnings. At the end of
                                                                   June 2002 the Canadian/US exchange rate was 1.5187 compared to
                                                                   1.5858 at the end of September 2002.

B R E A K W A T E R R E S O U R C E S L T D .                                                                                      1
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

Liquidity and Financial Position                                      Payable zinc production during the nine-month period was 321 million pounds at a total cash cost of US$0.32 per pound
   The Company's credit facilities are required to be paid by      compared with 286 million pounds at a total cash cost of
January 2, 2003. Management believes that the Company will not     US$0.36 per pound in 2001. The increase in zinc production was
be able to repay its debt by this date and is in discussions       due to improved production at the Bouchard-Hebert, Nanisivik
with its banking syndicate in an effort to negotiate an            and El Toqui mines. The lower unit costs for the nine months of
extension or a restructuring of the credit facilities. While       2002 was a result of the increased production and lower
management continues with such discussions there is no             treatment charges when compared to the same period of 2001.
assurance that a satisfactory conclusion will be reached.             The following table highlights key production statistics.
   At the end of September 2002, the Company had a working
capital deficiency of $30.2 million compared to working capital                                 NINE MONTHS         THIRD QUARTER
of $5.0 million at December 31, 2001. The reduction was                                      2002        2001      2002      2001
primarily due to short-term debt increasing by $49.2 million as    ----------------------------------------------------------------
all bank debt is due on January 2, 2003. During the third          Ore Milled (tonnes)     2,420,722  2,465,604   780,826   829,898
quarter, the Company repaid debt of $11.4 million.                  Zinc (%)                     7.9        7.1       7.9       6.9
   Since December 31, 2001, cash and cash equivalents increased    Concentrate Production
by $8.9 million to $12.2 million and total debt has increased       Zinc (tonnes)            320,511    288,908   104,033    96,115
by $5.0 million.                                                    Copper (tonnes)           28,076     33,627     6,938    10,065
   As at September 30, 2002, US$19.5 million was drawn under        Lead (tonnes)             14,252     15,357     4,264     5,864
the working capital facility and US$1.5 million was available       Gold (tonnes)              3,933      2,792     1,761       725
based on September 30, 2002, metal prices. In addition US$1.1      Metal in Concentrates
million of the US$6.5 million supplemental term facility was        Zinc (tonnes)            173,111    154,677    55,975    51,219
also available.                                                     Copper (tonnes)            4,359      5,606     1,132     1,721
                                                                    Lead (tonnes)              9,679     10,163     2,881     3,885
Capital Expenditures                                                Silver (ounces)        2,409,547  2,183,102   717,376   707,414
                                                                    Gold (ounces)             18,942     31,382     5,738     9,008
   Capital expenditures during the third quarter of 2002 were      Minesite Operating Costs
$2.9 million compared to $4.2 million in the third quarter          per tonne milled (US$)     27.46      27.56     28.53     28.93
2001. Year-to-date capital expenditures were $7.1 million          Total Cash Cost
compared to $19.7 million in 2001.                                  per lb. payable zinc (US$)  0.32       0.36      0.33      0.37
   In addition, for the nine months, the Company spent
approximately $4.0 million on reclamation and closure
activities for the Nanisivik mine that closed at the end of           The following table summarizes key financial statistics for
September. These expenditures include $2.9 million for supplies    each mine comparing the first nine months of 2002 with 2001.
in inventory that will be used in the reclamation program
during the balance of 2002 and 2003. The total estimate for the                                  CONTRIBUTION
mine reclamation and closure is $9.2 million.                                                           (LOSS)
                                                                                         GROSS     FROM MINING  NON-CASH     CAPITA
                         METAL PRICES                                                  REVENUE     ACTIVITIES*    COSTS EXPENDITURES
                                                                                   -------------------------------------------------
   Average realized metal prices for the first nine months and     MILLIONS $      2002   2001  2002  2001   2002  2001  2002  2001
third quarters of 2001 and 2002, including hedging adjustments                        (RESTATED)   (RESTATED)
are shown in the following table.                                  -----------------------------------------------------------------
                                                                   Bouchard-Hebert 57.7   63.4   2.3    8.3   6.2   5.8   1.2   1.3
                        NINE MONTHS              THIRD QUARTER     Nanisivik       35.2   31.1  (3.4) (16.9)  3.2   3.4   -     3.8
                 ------------------------  ----------------------- Bougrine        24.3   40.4  (6.5)  (0.1)  5.7   7.0   1.6   2.5
                                   CHANGE                  CHANGE  El Mochito      50.7   56.0  (3.6)  (5.5)  5.3   4.8   1.2   2.2
                   2002     2001     (%)     2002    2001     (%)  El Toqui        31.7   33.8   0.6   (1.7)  1.9   2.3   1.7   5.2
                         (RESTATED)               (RESTATED)       Langlois           -      -     -      -     -     -   0.6   3.8
------------------------------------------------------------------ Caribou            -      -     -      -     -     -     -  (0.3)
Zinc (US$/lb)      0.35     0.42    (17)     0.35    0.38     (8)  Totals         199.6  224.7 (10.6) (15.9) 22.3  23.3   6.9  18.5
Copper (US$/lb)    0.74     0.77     (4)     0.72    0.73     (1)  * After non-cash costs (depreciation, depletion and reclamation)
Lead (US$/lb)      0.22     0.22      -      0.22    0.22      -
Silver (US$/oz)    4.55     4.43      3      4.88    4.21     16      The mining losses for the first nine months were directly
Gold (US$/oz)       293      266     10       319     264     21   attributable to: (i) the unsatisfactory performance of the
Exchange Rate                                                      Bougrine mine, which had lower production due to a temporary
  (US/Cdn.)      1.5704   1.5384      2    1.5631  1.5459      1   drop in the zinc grade and higher production costs due to
                                                                   greater than normal backfilling requirements; (ii) a loss of
   The average realized zinc price is affected by the timing of    $3.4 million on the Nanisivik operation, due to sales at prices
deliveries and adjustments for hedging.                            lower than inventory values; (iii) the reduction in carrying value of the inventories by US$0.03 per pound to reflect the
                          OPERATIONS                               lower of cost or market price as at September 30, 2002, that
Operations Summary                                                 had a direct impact on Nanisivik and El Mochito.

   Payable zinc production during the quarter was 104 million      Bouchard-Hebert Mine
pounds at a total cash cost of US$0.33 per pound compared with
94 million pounds at a total cash cost of US$0.37 per pound in        The total cash cost was US$0.28 per pound of payable zinc
2001. The increase in zinc production for the third quarter was    for the third quarter of 2002 as compared to US$0.33 per pound
due to increased production at the Bouchard-Hebert, Nanisivik      for the same period in 2001. The zinc grade in ore to the mill
and El Toqui operations. The lower unit costs in the third         was significantly greater in 2002, while the precious metals
quarter were due to the increased production and lower             and copper grades were lower compared to the same period in
treatment charges.                                                 2001. Mill throughput decreased slightly in the third quarter of 2002 due to a loss of one production day caused by an
                                                                   incident in the shaft.

2                                                                                                          2002 Third Quarter Report
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

                              NINE MONTHS       THIRD QUARTER         Operations at the Nanisivik mine ceased on September 30,
                            2002      2001     2002       2001     2002, but reclamation activities continued. In October the
----------------------------------------------------------------   Nunavut Water Board ("NWB") approved the issuance of a water
Ore Milled (tonnes)       778,151    777,988  256,602    258,952   license (the "License"), on certain conditions, in connection
 Zinc (%)                     5.6        4.5      6.5        4.5   with the closure and reclamation of the mine. The License
 Copper (%)                   0.6        0.9      0.5        0.8   requires CanZinco Ltd. ("CanZinco"), a wholly owned subsidiary
 Silver (g/t)                  41         48       44         45   of Breakwater, to submit for approval certain studies and plans
 Gold (g/t)                   1.2        1.6      1.0        1.3   including a final closure and reclamation plan, a Phase II
Concentrate Production                                             Environmental Site Assessment and Human Health and Ecological
 Zinc (tonnes)             68,849     56,143   26,464     19,027   Risk Assessment within six months. Work on these studies and
  Recovery (%)               87.4       87.0     88.1       86.5   others had already been initiated and it is anticipated that
  Grade (%)                  54.8       54.6     55.3       53.5   they will be completed before year-end. The NWB has reserved
 Copper (tonnes)           28,076     33,627    6,938     10,065   the right to amend or vary the License upon review of the
  Recovery (%)               84.9       85.1     82.0       85.5   additional studies and plans.
  Grade (%)                  15.5       16.7     16.3       17.1      The NWB issued the License on the condition that CanZinco
Metal in Concentrates                                              provide, on or before November 9, 2002, financial security in
 Zinc (tonnes)             37,736     30,660   14,634     10,174   the amount of $17.6 million, $6.0 million of which has already
 Copper (tonnes)            4,359      5,606    1,132      1,721   been furnished pursuant to the expired water license.
 Silver (ounces)          378,097    449,448  123,228    125,777   Breakwater advised the Department of Indian Affairs and
 Gold (ounces)             14,939     22,812    4,193      6,816   Northern Development and the NWB that it will provide a
Minesite Operating Costs                                           promissory note as a guarantee for the difference between the
 Per tonne milled (Cdn$)    34.82      34.81    36.53      36.09   $6.0 million of security and the NWB's estimated reclamation
Total Cash Cost                                                    costs of $17.6 million, in the event the reclamation costs
 Per lb. payable zinc (US$)  0.28       0.29     0.28       0.33   exceed CanZinco's estimate.
                                                                      In previous applications for the renewal of water licenses
EXPLORATION HIGHLIGHTS                                             and other public documents, CanZinco had estimated the cost of
                                                                   Nanisivik's closure to be as high as $12.0 million, with that
   The "high powered" induced polarization survey carried out      amount including severance and other payments made to
during the second quarter outlined several favourable anomalous    terminated employees. The revised closure cost estimate of $9.2
I.P. anomalies with two of the anomalies considered to be deep     million excludes severance payments and is based on a more
energizing sources. Ground investigation of the anomalous I.P.     detailed analysis of costs, incorporating information provided
trends is presently in progress and subsequent diamond drilling    by third party contractors and outside consultants.
will be carried out on the best targets.                              CanZinco's estimate for reclamation costs of $9.2 million
   During the quarter, a total of 2,250 metres were drilled in     includes the work already completed and materials purchased for
six diamond drill holes. Two diamond drill holes, drilled          reclamation. To date, CanZinco has expended approximately $1.1
through the northernmost limit of the volcanic rock sequence       million on actual reclamation work at the site and has
that hosts the Bouchard-Hebert mine deposit, intercepted only      approximately $2.9 million of supplies and materials on site
disseminated traces of pyrite mineralization. An historical        that are specifically designated for reclamation work. The $9.2
hole was extended to test the sulphide zone above Hole             million compares to the estimate of $17.6 as proposed by the
BW-02-130 (previously reported) in an attempt to verify the        Nunavut Water Board. The government's estimate includes amounts
location of the northern volcanics. No horizon was found           which CanZinco believes are in error and are the result of not
comparable to the one intersected in Hole BW-02-130.               having the knowledge that CanZinco possesses due to the prior
   Three holes on the Keno property, situated to the east of       experience gained while Nanisivik was operating. CanZinco will
the village of Clericy, were drilled to verify sulphide zones      apply to the NWB for a reduction in the amount of security
below previously drilled holes in the area. While several          required pursuant to the License when it has completed the
sulphide zones were intersected, no economic levels of zinc        required studies and reports mentioned above.
mineralization were encountered.                                      The Government of Nunavut committed to reaching an agreement in principal with CanZinco on the transfer of certain assets to
NANISIVIK MINE                                                     the Government by September 30, 2002. While this did not
                                                                   materialize as planned, the Government of Nunavut remains
   At Nanisivik, production of zinc in concentrate was up 2% in    interested in such assets. CanZinco personnel are continuing
the third quarter of 2002 from the same period in 2001 as a        discussions with a number of interested parties including the
result of a significant increase in the zinc grade in the mill     Government of Nunavut and its Steering Committee and the
feed. During the third quarter of 2002, the zinc grade averaged    Working Group in an effort to find alternative uses for the
8.9% as compared to 6.6 % in the same period in 2001. The          existing infrastructure at Nanisivik. Both the Government of
increase in the grade resulted from a combination of mining        Nunavut and CanZinco remain optimistic that alternative uses
higher grade pillars and the upgrading from operating the Dense    can be combined to create the much needed employment and
Media Separation ("DMS") plant. The DMS plant consistently         training opportunities for the residents of the neighbouring
provided a 25% increase in the zinc head grade for the period.     community of Arctic Bay.

                               NINE MONTHS       THIRD QUARTER
                            2002        2001    2002       2001
-----------------------------------------------------------------
Ore Milled (tonnes)        516,544   575,028   143,650    189,813
 Zinc (%)                     10.0       6.4       8.9        6.6
 Silver (g/t)                   42        29        35         32
Concentrate Production
 Zinc (tonnes)              87,644    62,067    21,506     21,171
  Recovery (%)                96.0      95.2      94.9       94.3
  Grade (%)                   56.5      56.8      56.3       55.9
Metal in Concentrate
 Zinc (tonnes)              49,514    35,284    12,109     11,845
 Silver (ounces)           528,049   368,730   113,805    119,236
Minesite Operating Costs
 Per tonne milled (Cdn$)     51.34     50.45     59.47      61.42
Total Cash Cost
 Per lb. payable zinc (US$)   0.34      0.45      0.36       0.49


B R E A K W A T E R  R E S O U R C E S  L T D .                                                                                    3
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

BOUGRINE MINE                                                      EXPLORATION HIGHLIGHTS

   The decrease in production of zinc in concentrate was a            During 2002, successful underground exploration drilling was
result of a significant decline in the ore grade and tonnage to    carried out in the mine resulting in additions being made to
the mill that was due to limited contribution of mill feed from    mineral reserves and resources.
the higher grade F-3 zone. The F-3 zone was out of service from       Drilling of the Santo Nino area from the 2100 level
April to mid-July while a cemented fill placement program was      continued through the quarter and the footprint of the Santo
underway. The work has been completed and production rates have    Nino manto was expanded considerably. However, due to excessive
returned to normal.                                                drillhole deviation, the chimney targets identified were not tested successfully. As reported in the second quarter, the
   The total cash cost increased for the quarter to US$0.36 per    Inferred Mineral Resource of the Santo Nino area has increased
pound of payable zinc compared to US$0.33 per pound of payable     by 0.7 million tonnes to 1.8 million tonnes grading 6.0% zinc
zinc in the third quarter of 2001. The increase in cash costs      (undiluted).
is attributable to lower zinc production due to lower mill            Drilling of two holes from the 1975 level to test virgin
throughput and a lower zinc head grade                             ground north and east of the present Santo Nino was conducted during the quarter. The first hole intercepted 16.8 meters
                             NINE MONTHS       THIRD QUARTER       grading 31 grams of silver per tonne, 1.8% lead, and 6.7% zinc
                           2002       2001     2002     2001       at a depth of almost 610 meters. Further drilling was completed
---------------------------------------------------------------    to follow the Santo Nino Chimney upward and the chimney was
Ore Milled (tonnes)       311,549   309,990   97,363   103,156     intercepted at approximately 91.5 meters below the 2350 level.
 Zinc (%)                     9.5      12.2      9.8      10.7     The intercept was 6.1 meters grading 402 grams of silver per
 Lead (%)                     1.5       2.3      1.3       2.4     tonne, 14.9% lead, and 17.3% zinc.
Concentrate Production                                                In April, while drilling from the 1850 level Barbasco drive,
 Zinc (tonnes)             44,247    56,150   14,775    16,133     a chimney intercept of 7.6 metres grading 361 grams of silver
  Recovery (%)               81.9      80.5     84.7      79.6     per tonne, 9.6% lead, and 8.7% zinc was cut 213 metres in front
  Grade (%)                  54.7      54.1     54.5      54.4     of the face. A second intercept of 14.8 metres grading 450
 Lead (tonnes)             24,220     8,275    1,291     3,172     grams of silver per tonne, 9.7% lead, and 11.2% zinc was cut
  Recovery (%)               76.1      76.6     69.0      80.2     21.3 metres below and north of the first. Drilling was halted
  Grade (%)                  66.3      65.1     64.5      64.0     to allow the advance of the drift.
Metal in Concentrates
 Zinc (tonnes)             24,220    30,400    8,055     8,776        In July a rig was moved into the Yojoa area on the 2350
 Lead (tonnes)              3,479     5,383      833     2,029     level. The target was the intersection of the Santo Nino and
Minesite Operating Costs                                           Salva Vida faults. Two holes cut significant intervals of
 Per tonne milled (US$)     32.20     27.31    35.77     27.22     mineralized skarn: one intercept of 22 metres grading 28 grams
Total Cash Cost                                                    of silver per tonne, 2.3% lead, and 6.8% zinc, the second
 Per lb. payable zinc (US$)  0.36      0.32     0.36      0.33     intercept was 14 metres grading 54 grams of silver per tonne,
                                                                   4.0% lead, and 5.7% zinc.
   During the third quarter, underground drilling focused on
the southern portion of Djebel Bougrine, immediately to the        EL TOQUI MINE
south of the Bougrine deposit. This area offers the potential
of finding F1/F2 type mineralization close to the mine haulage        Production of zinc in concentrate for the third quarter
ramp. At the end of August, 1,643 metres had been drilled in 10    increased by 19% over the same period in 2001 while cash
holes with most holes intersecting the target zones. No            operating costs decreased by 16% on a per pound of payable zinc
economic mineralization was encountered.                           basis. The total cash cost was US$0.31 per pound of payable zinc during the third quarter of 2002 compared with US$0.37 per
EL MOCHITO MINE                                                    pound of payable zinc for the same period in 2001. The cost reduction was a result of lower smelter treatment charges and
   Production of zinc in concentrate for the third quarter         improved productivity and ore grade. As well, recent
decreased by 5% over the same period in 2001 while lead and        metallurgical improvements which produced record levels in zinc
silver were up 10% and 9% respectively. The total cash cost        recovery and zinc concentrate grades.
increased slightly for the quarter to US$0.34 per pound of
payable zinc compared to US$0.33 per pound of payable zinc in                                     NINE MONTHS        THIRD QUARTER
the third quarter of 2001. The increase in cash costs is                                        2002      2001       2002     2001
attributable to lower zinc production due to a lower zinc grade    ----------------------------------------------------------------
in the mill feed.                                                  Ore Milled (tonnes)         313,364   319,347   109,263  107,354
                                                                    Zinc (%)                       9.1       8.3       9.1      8.0
                               NINE MONTHS       THIRD QUARTER      Gold (g/t)                     0.8       1.6       0.8      1.2
                             2002      2001     2002       2001    Concentrate Production
----------------------------------------------------------------    Zinc (tonnes)               51,716    47,809    18,126   15,364
Ore Milled (tonnes)         501,114   483,251  173,948  170,623      Recovery (%)                 91.8      89.6      91.5     89.5
 Zinc (%)                       7.6       7.8      7.4      8.1      Grade (%)                    50.6      49.5      50.3     49.9
 Lead (%)                       1.5       1.3      1.4      1.4     Gold (tonnes)                3,933     2,792     1,761      725
 Silver (g/t)                    91        80       82       77      Recovery (%)                 51.2      53.8      55.4     53.1
Concentrate Production                                               Grade (g/t)                  31.7      95.5      27.4     94.0
 Zinc (tonnes)               68,055    66,739   23,162   24,420    Metal in Concentrates
  Recovery (%)                 93.1      92.2     93.6     92.8     Zinc (tonnes)               26,163    23,679     9,113    7,674
  Grade (%)                    52.1      51.9     52.1     52.2     Gold (ounces)                4,003     8,570     1,545    2,192
 Lead (tonnes)                9,003     7,082    2,973    2,692     Silver (ounces)            207,216   255,143    69,417   84,475
  Recovery (%)                 80.6      78.7     80.8     80.6    Minesite Operating Costs
  Grade (%)                    68.9      67.5     68.9     68.9     Per tonne milled (US$)       26.08     25.11     24.22    23.50
Metal in Concentrates                                              Total Cash Cost
 Zinc (tonnes)               35,478    34,654   12,064   12,750     Per lb. payable zinc (US$)    0.32      0.36      0.31     0.37
 Lead (tonnes)                6,200     4,780    2,048    1,856
 Silver (ounces)          1,296,185 1,109,781  410,926  377,926
Minesite Operating Costs
 Per tonne milled (US$)       28.35     31.05    27.26    29.45
Total Cash Cost
 Per lb. payable zinc (US$)    0.32      0.37     0.34     0.33

4                                                                                                          2002 THIRD QUARTER REPORT


EXPLORATION HIGHLIGHTS                                                               CONSOLIDATED BALANCE SHEETS
                                                                           AS AT SEPTEMBER 30, 2002 AND DECEMBER 31, 2001
   During the third quarter, previously collected geochemical               (EXPRESSED IN THOUSANDS OF CANADIAN DOLLARS)
soil samples from the Estatuas area were being analyzed by Acme
Labs in Vancouver. To-date the information from this survey has
not been finalized. Results are expected by the middle of the                                            SEPTEMBER 30,  DECEMBER 31,
fourth quarter and the expected results will provide the                                                         2002           2001
necessary data for planning the next drilling program.                                                    (unaudited)
                                                                   -----------------------------------------------------------------
LANGLOIS MINE                                                      Assets
                                                                   Current Assets
   The Langlois mine remained on care and maintenance during       Cash and cash equivalents                $  12,232     $   3,305
the period.                                                        Accounts receivable - concentrate            5,787         3,957
   Plans are being finalized for a 22 hole, 7,935-metre            Other receivables                            6,902         6,267
underground diamond drill program to be carried out during the     Concentrate inventory                       47,204        41,853
fourth quarter of 2002 and the first quarter of 2003. The          Materials and supplies inventory            30,467        38,026
objective of this $650,000 drill program will be further           Short-term investments                         387            68
delineation drilling to upgrade resources to reserves in Zone      Prepaid expenses and other current assets    2,417         2,481
97, both above 6 level and below 13 level. Delineation drilling    -----------------------------------------------------------------
of Zone 97 after the acquisition of the Langlois mine in May                                                  105,396        95,957
2000 significantly increased mineral reserves and grades of the
zone. The potential increase in reserves should improve the        DEFERRED LOSSES ON FOREIGN EXCHANGE
economics of a feasibility study completed by SRK Consulting in      HEDGING CONTRACTS                             37         2,003
August 2001.                                                       RECLAMATION DEPOSITS                         1,312         1,237
   A decision to reopen the Langlois mine awaits an improvement    MINERAL PROPERTIES AND FIXED ASSETS        139,562       152,372
in the price of zinc and arranging financing. The complete         -----------------------------------------------------------------
conclusions of the feasibility study can be accessed at                                                     $ 246,307     $ 251,569
www.sedar.com under Breakwater's filings as well as on the news    -----------------------------------------------------------------
release issued September 13, 2001.
                                                                   LIABILITIES
                           OUTLOOK                                 CURRENT LIABILITIES
                                                                   Accounts payable and accrued
   On September 30th, 2002, Nanisivik Mine, on Baffin Island in      liabilities                            $  31,347     $  43,985
the Canadian Arctic, closed its operations permanently and the     Provisional payments on concentrate
property went into closure mode. This marked the end of an           inventory shipped and not priced          20,218        11,633
important period in Canada's Arctic mining as Teck-Cominco's       Short-term debt including current
Polaris Mine on Little Cornwallis Island also closed during the      portion of long-term debt (note 4)        83,273        34,030
third quarter of 2002.                                             Income and mining taxes payable                752         1,261
   The Bougrine mine is expected to perform better during the      -----------------------------------------------------------------
last quarter of the year than the first nine months. Operations                                               135,590        90,909
have returned to normal as the high grade F3 Zone has been back    LONG-TERM DEBT (NOTE 5)                      2,174        46,376
filled and is now contributing the daily mill feed.                RECLAMATION AND CLOSURE COST ACCRUALS       10,395        15,708
   Despite Nanisivik's closure, the Company's operations           FUTURE TAX LIABILITIES (NOTE 6)                423             -
continue to produce at a level that will generate 403 million      -----------------------------------------------------------------
pounds of payable zinc, 2 million ounces of payable silver,                                                   148,582       152,993
27,000 ounces of payable gold and 28 million pounds of payable     -----------------------------------------------------------------
lead in concentrate for the year. Performance of the operations
has been more than satisfactory and the total cash cost was        SHAREHOLDERS' EQUITY
US$0.32 per pound of payable zinc for the first nine months of     Capital stock (note 7)                     257,699       239,214
the year.                                                          Contributed surplus                          1,485         1,485
   Despite the operations performing well, the Company's           Deficit                                   (176,822)     (158,968)
overall financial results remain very sensitive to the price of    Cumulative translation adjustments          15,363        16,845
zinc. The cash price for zinc fell to a low of US$0.33 per         -----------------------------------------------------------------
pound during the third quarter and the low price continues to                                                  97,725        98,576
be the Company's nemesis.                                          -----------------------------------------------------------------
   The Company's capital spending totaled $7.1 million for the                                              $ 246,307     $ 251,569
first nine months of the year and total capital expenditures       -----------------------------------------------------------------
for the year are estimated to be no more than $11.7 million.
                                                                   The accompanying notes form an integral part of these
                                                                   consolidated financial statements.


                                                                   This report includes certain forward-looking statements. All
   /s/ Colin K. Benner                                             statements, other than statements of historical fact included
   ----------------------                                          herein, are forward-looking statements that involve various
   Colin K. Benner                                                 risks and uncertainties. There can be no assurance that such
   PRESIDENT AND CHIEF EXECUTIVE OFFICER                           statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in
   NOVEMBER 28, 2002                                               such statements. For a description of the key assumptions, parameters and methods used in calculating Breakwater's
                                                                   reserves and resources, see Breakwater's most recent Annual
                                                                   Report on Form 20-F and Technical Report filed with the
                                                                   securities regulatory authorities.


B R E A K W A T E R  R E S O U R C E S  L T D .                                                                                    5


                                          CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
                                          FOR THE PERIODS ENDED SEPTEMBER 30, 2002 AND 2001
                           (EXPRESSED IN THOUSANDS OF CANADIAN DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)
                                                             (UNAUDITED)

                                                                        THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                           SEPTEMBER 30,                    SEPTEMBER 30,
                                                                      2002             2001             2002            2001
                                                                 -----------------------------------------------------------------
                                                                                 (restated note 3)                (restated note 3)
----------------------------------------------------------------------------------------------------------------------------------
Gross sales revenue                                              $      74,203    $      87,277    $     199,616    $     224,679
Treatment and marketing costs                                           35,616           42,545           89,078          102,079
----------------------------------------------------------------------------------------------------------------------------------
Net revenue                                                             38,587           44,732          110,538          122,600
----------------------------------------------------------------------------------------------------------------------------------
Operating Costs
Direct operating costs                                                  42,284           51,503           98,879          115,208
Depreciation and depletion                                               6,641            6,854           19,358           20,735
Reclamation and closure costs                                              681            1,026            2,927            2,630
----------------------------------------------------------------------------------------------------------------------------------
                                                                        49,606           59,383          121,164          138,573
----------------------------------------------------------------------------------------------------------------------------------
Loss from Mining Activities                                            (11,019)         (14,651)         (10,626)         (15,973)
----------------------------------------------------------------------------------------------------------------------------------
Other Expenses (Income)
General and administrative                                               1,353            1,621            4,114            5,093
Interest and financing                                                   1,239            1,291            4,046            5,464
Investment and other income                                               (383)          (1,756)            (778)          (8,785)
Foreign exchange loss (gain) on U.S. dollar denominated debt             3,820            2,964             (456)           4,200
----------------------------------------------------------------------------------------------------------------------------------
                                                                         6,029            4,120            6,926            5,972
----------------------------------------------------------------------------------------------------------------------------------
Loss Before the Following                                              (17,048)         (18,771)         (17,552)         (21,945)
----------------------------------------------------------------------------------------------------------------------------------
Write-down of mineral properties and fixed assets                            -           69,784                -           69,784
Other non-producing property costs                                         384              493              483            2,025
Foreign exchange hedging loss                                                -            2,886                -            2,886
Income and mining taxes (note 6)                                          (502)             217             (181)             864
----------------------------------------------------------------------------------------------------------------------------------
                                                                          (118)          73,380              302           75,559
----------------------------------------------------------------------------------------------------------------------------------
Net Loss                                                               (16,930)         (92,151)         (17,854)         (97,504)
Deficit - Beginning of Period                                         (159,892)         (53,263)        (158,968)         (47,910)
----------------------------------------------------------------------------------------------------------------------------------
Deficit - End of Period                                          $    (176,822)   $    (145,414)   $    (176,822)    $   (145,214)
----------------------------------------------------------------------------------------------------------------------------------

Loss per Share - Basic (note 10)                                 $       (0.09)   $       (0.77)   $       (0.11)    $      (0.81)
----------------------------------------------------------------------------------------------------------------------------------
Diluted Earnings per Common Share (note 10)                      $         N/A    $         N/A    $         N/A     $        N/A
----------------------------------------------------------------------------------------------------------------------------------
Weighted Average Number of Common Shares Outstanding (note 10)     192,737,000      120,101,000      157,996,000      119,897,000
----------------------------------------------------------------------------------------------------------------------------------
The accompanying notes form an integral part of these consolidated financial statements.


                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          FOR THE PERIODS ENDED SEPTEMBER 30, 2002 AND 2001
                                            (EXPRESSED IN THOUSANDS OF CANADIAN DOLLARS)
                                                             (UNAUDITED)

                                                                        THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                           SEPTEMBER 30,                    SEPTEMBER 30,
                                                                      2002             2001             2002            2001
                                                                 -----------------------------------------------------------------
                                                                                 (restated note 3)                (restated note 3)
----------------------------------------------------------------------------------------------------------------------------------
Cash Provided (Used for)
Operating Activities
Net loss                                                         $     (16,930)   $     (92,151)   $     (17,854)    $    (97,504)
Non-cash items:
 Depreciation and depletion                                              6,641            6,854           19,358           20,735
 Write-down of mineral properties and fixed assets                           -           69,784                -           69,784
 Other non-cash items                                                    3,952            1,774            1,691            1,966
 Reclamation and closure cost accruals                                     681            1,026            2,927            2,630
----------------------------------------------------------------------------------------------------------------------------------
                                                                        (5,656)         (12,713)           6,122           (2,389)
Payment of reclamation and closure costs                                (1,180)            (381)          (2,029)          (1,557)
Deferred losses on foreign exchange hedging contracts                        -           (1,173)               -           (1,173)
Changes in non-cash working capital items (note 12)                     18,164           29,721          (11,827)          40,118
----------------------------------------------------------------------------------------------------------------------------------
                                                                        11,328           15,454           (7,734)          34,999
----------------------------------------------------------------------------------------------------------------------------------
Financing Activities
 Issue of common shares for cash (note 7)                                 (170)             187           17,848              632
 Issue of shares on reacquisition of assets (note 7 (ii))                    -                -              638               -
 (Decrease) increase in short-term debt                                (10,608)          (8,475)          49,560         (16,879)
 (Decrease) increase in long-term debt                                    (777)            (402)         (44,188)            833
----------------------------------------------------------------------------------------------------------------------------------
                                                                       (11,555)          (8,690)          23,858         (15,414)
----------------------------------------------------------------------------------------------------------------------------------

Investing Activities
 Reclamation deposits                                                      (75)              15              (75)          1,072
 Mineral properties and fixed assets                                    (2,859)          (4,200)          (7,122)        (19,704)
----------------------------------------------------------------------------------------------------------------------------------
                                                                        (2,934)          (4,185)          (7,197)        (18,632)
----------------------------------------------------------------------------------------------------------------------------------
(Decrease) Increase in Cash                                             (3,161)           2,579            8,927             953
Cash and Cash Equivalents - Beginning of Period                         15,393            3,074            3,305           4,700
----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents - End of Period                        $      12,232    $       5,653    $      12,232    $      5,653
----------------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow Information
Cash Paid for:
 Interest                                                        $       1,249    $       1,242    $       2,660    $      4,773
 Income and mining taxes                                         $           -    $           -    $         328    $        477

The accompanying notes form an integral part of these consolidated financial statements.

6                                                                                                          2002 THIRD QUARTER REPORT


                                           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE PERIODS ENDED SEPTEMBER 30, 2002 AND 2001
                                                             (UNAUDITED)

1. ACCOUNTING POLICIES AND BASIS OF PRESENTATION                   2. NEW PRONOUNCEMENTS

   Basis of Presentation                                              Effective January 1, 2002, the Company adopted the new
   These interim consolidated financial statements of              Canadian Institute of Chartered Accountants ("CICA")
Breakwater Resources Ltd. (the "Company") for the three and        recommendations for stock-based compensation and other
nine months ended September 30, 2002 and 2001 have been            stock-based payments. This recommendation establishes standards
presented using accounting principles applicable to a going        for the recognition, measurement and disclosure of stock-based
concern, which assumes that the Company will continue in           compensation and other stock-based payments made in exchange
operation for the foreseeable future and be able to realize its    for goods and services. The standard requires that all
assets and satisfy its liabilities in the normal course of         stock-based awards made to non-employees be measured and
business. As a result of the successful completion on May 1,       recognized using a fair value-based method. The standard
2002, of the rights offering for the issuance of 94,454,795        encourages the use of a fair value-based method for all awards
common shares of the Company in the amount of $18.9 million        granted to employees, but only requires the use of a fair
before costs of issuance, the Company is in a stronger             value-based method for direct awards of stock, stock
financial position than at December 31, 2001.                      appreciation rights, and awards that call for settlement in
   Although the successful completion of the rights offering       cash or other assets.
and the new term loan are expected to be sufficient to provide        During the nine months ended September 30, 2002, no
the required working capital to the end of 2002, the Credit        stock-based awards were granted to non-employees other than
Facilities including the new term loan are required to be          described in notes 7(c) and 7(d). The Company's share option
repaid or restructured by January 2, 2003. The Company believes    plan is disclosed in Note 11(c) of the Company's consolidated
that it will not be able to repay its debt under the Credit        financial statements for the year ended December 31, 2001. The
Facilities on maturity on January 2, 2003. Accordingly, the        Company has elected not to use the fair value method of
Company believes that it will be necessary for the Company to      accounting and does not recognize compensation expense for its
negotiate the extension or restructuring of the Credit             stock-based compensation plan for employees. Had compensation
Facilities prior to their maturity on January 2, 2003.             expense for the stock-based compensation plan for employees
   These interim consolidated financial statements do not          been determined based upon the fair value of awards granted on
include any adjustments to the recoverability and                  or after January 1, 2002, the Company's net loss for the three
classification of recorded asset amounts and classification of     months and nine months ended September 30, 2002 would have
liabilities that might be necessary, if the Company was unable     increased by $248,000 and $2,000 respectively. However, the
to continue as a going concern.                                    loss per share for the three month and the nine month periods ended September 30, 2002 would have been unchanged.
   Accounting Policies                                                The fair value of each option grant is estimated on the
   These interim consolidated financial statements of the          balance sheet date using Black-Scholes option-pricing model
Company have been prepared in accordance with Canadian             with the following weighted-average assumptions:
generally accepted accounting principles ("Canadian GAAP") and
follow the same accounting principles and methods of                  Expected life (years)       1-10
application as those disclosed in Note 1 of the Company's             Risk free interest rate    5.21%
consolidated financial statements for the year ended December         Expected volatility         154%
31, 2001, except for the basis of accounting for stock-based          Dividend yield                0%
compensation as explained in note 2 below. The accompanying
interim unaudited consolidated financial statements include all    3. 2001 FIGURES
adjustments that are, in the opinion of management, necessary
for fair presentation. These interim consolidated financial           Certain of the 2001 figures have been restated to account
statements do not include all disclosures required by Canadian     for the retroactive adoption of new recommendations of the CICA
GAAP for annual financial statements and should be read in         and for the change in accounting policies as disclosed in Notes
conjunction with the Company's consolidated financial              1 and 2 of the Company's consolidated financial statements for
statements included in its 2001 Annual Report.                     the year ended December 31, 2001.
                                                                      In the fourth quarter of 2001, the Company changed its
                                                                   accounting policy for revenue recognition. Under the new
                                                                   policy, which has been retroactively applied to prior years, revenue is recognized following the transfer of title of metal concentrate and the determination of the final settlement price in accordance with the contractual arrangements with customers.
                                                                   The change in accounting policy is fully disclosed in Note 2 to the Company's consolidated financial statements for the year ended December 31, 2001.


B R E A K W A T E R  R E S O U R C E S  L T D .                                                                                    7


   The effects of this change on the consolidated financial       7. CAPITAL STOCK AND STOCK OPTIONS
statements were as follows:
                                                                     (A) COMMON SHARES
   INCREASE (DECREASE) IN STATEMENT OF OPERATIONS AND DEFICIT
AMOUNTS:                                                                                                 NUMBER OF
                                                                     (000'S)                                SHARES      AMOUNT
                                THREE MONTHS     NINE MONTHS         ---------------------------------------------------------
                                       ENDED           ENDED         As at December 31, 2001                93,848   $ 239,214
                               SEPTEMBER 30,   SEPTEMBER 30,         Employee share purchase plan              606         133
   ($000'S)                             2001            2001         As at March 31, 2002                   94,454     239,347
   ---------------------------------------------------------         Rights offering, net of expenses
   Gross sales revenue                25,783          23,022          (see (i) below)                       94,455      17,884
   Treatment and marketing costs      11,640           8,151         Shares issued on reacquisition of
   Net revenue                        14,143          14,871          assets (see (ii) below)                3,603         638
   Direct operating costs             14,487          10,674         ---------------------------------------------------------
   Earnings                             (344)          4,197         As at June 30, 2002                   192,512     257,869
   Deficit - beginning of period       2,136           6,677         Employee share purchase plan              225          49
   Deficit - end of period             2,480           2,480         Additional expenses rights offering
                                                                      (see (i) below)                            -        (219)
   Loss per share                     ($0.00)         ($0.05)        ---------------------------------------------------------
   Earnings per share                    N/A             N/A         As at September 30, 2002              192,737   $ 257,699

   Certain of the 2001 figures have been reclassified to             (i) On May 1, 2002, the Company completed a rights offering
conform to the 2002 presentation.                                    resulting in the issuance of 94,454,795 common shares of the
                                                                     Company at a price of $0.20 per share resulting in aggregate
4. SHORT-TERM DEBT                                                   proceeds of $17.9 million, net of costs of issue of
                                                                     approximately $1.2 million.
                               SEPTEMBER 30,     DECEMBER 31,
   ($000's)                             2002            2001         (ii) Under an agreement dated June 7, 2001, relating to the
   ----------------------------------------------------------        sale of certain assets acquired through the acquisition of
   Syndicated Credit Facility                                        Jascan Resources Inc. in November 2000, the Company granted
     - Revolver                       30,987          30,259         to the company who acquired such assets, the right under
     - Term Credit Facility, current                                 certain circumstances to cause the Company to reacquire such
        portion (note 5)              35,888               -         assets in consideration for the issuance of common shares of
     - Supplemental Term Credit                                      the Company. The number of the common shares issued was
        Facility, current portion                                    determined based upon the ten-day average trading price of
        (note 5)                       8,563               -         the common shares immediately preceding the third party's
   Other                               7,835           3,771         notice of intent to acquire such common shares, less a ten
   ----------------------------------------------------------        per cent discount. A director of the Company has a
                                      83,273          34,030         significant ownership interest in the company that acquired the shares.
   Under the refinancing agreement as described in Note 9 of
the Company's consolidated financial statements for the year         (B) OPTIONS TRANSACTIONS WERE AS FOLLOWS:
ended December 31, 2001, the Syndicated Credit Facility is
repayable on January 2, 2003.                                        (EXPRESSED IN THOUSANDS EXCEPT      OPTIONS    WEIGHTED-AVERAGE
                                                                        FOR EXERCISE PRICE)                           EXERCISE PRICE
5. LONG-TERM DEBT                                                    --------------------------------------------------------------
                                                                     As at December 31, 2001               5,259              $ 2.21
                               SEPTEMBER 30,    DECEMBER 31,         Granted                                 170                0.28
   ($000's)                             2002            2001         Cancelled                              (158)               2.99
   ---------------------------------------------------------         ---------------------------------------------------------------
   Term Credit Facility (note 4)      35,888          36,042         As at March 31, 2002                  5,271              $ 2.13
   Supplemental Term Credit                                          Granted                               3,690                0.19
    Facility (note 4)                  8,563           3,822         Cancelled                                 -                   -
   Reimbursable government                                           ---------------------------------------------------------------
    assistance, discounted at                                        As at June 30, 2002                   8,961              $ 1.33
    rate of 8%, payable                1,381           1,338         Granted                                  35                0.18
   Customer prepayments for zinc       4,630           6,370         Cancelled                               (35)               0.39
    concentrates                                                     ---------------------------------------------------------------
   Other                               1,984           1,989         As at September 30, 2002              8,961              $ 1.34
   ---------------------------------------------------------
   Total                              52,446          49,561         The following table summarizes the information about the
   Less current portion               50,272           3,185      share options outstanding at September 30, 2002.
   ---------------------------------------------------------
                                       2,174          46,376

6. FUTURE TAX LIABILITIES

   The future tax liabilities arise from temporary                         Options Outstanding              Options Exercisable
differences between the net book value of the Company's                   ----------------------------------------------------------
mineral properties and fixed assets for financial                              Number     Weighted                 Number
reporting purposes and their basis for purposes of                        Outstanding      Average   Weighted Exercisable   Weighted
computing Quebec mining taxes. The income and mining          Range of          as at    Remaining    Average       as at    Average
taxes for the three months and nine months ended              Exercise      Sept. 30,  Contractual   Exercise    Sept. 30,  Exercise
September 30, 2002 include a reversal of a prior year         Prices     2002 (000's)         Life      Price 2002 (000's)     Price
overprovision of $600,000 for mining taxes.
                                                              $0.18-$0.19       3,724      9 years     $ 0.19       1,242     $ 0.19
                                                                                         252 days
                                                              $0.20-$2.00       2,623      4 years     $ 0.82       2,369     $ 0.84
                                                                                         274 days
                                                              $2.05-$3.35       1,646      4 years     $ 2.91       1,634     $ 2.91
                                                                                         234 days
                                                              $3.75-$8.20         968      6 years     $ 4.44         968     $ 4.44
                                                                                         241 days

8                                                                                                          2002 THIRD QUARTER REPORT


   (c) In consideration for refinancing the Term Credit               By way of letter dated November 8, 2002, the Company
Facility on November 15, 2001 (see note 8 to the Company's         committed to the Department of Indian Affairs and Northern
consolidated financial statements for the year ended December      Development ("DIAND"), the federal government agency that deals
31, 2001), the Company granted to the members of the syndicate     with the form of financial security pursuant to a water license
on May 8, 2002, warrants to purchase an aggregate of 1,000,000     issued by the NWB, that it would provide to DIAND a guarantee
common shares of the Company at $0.21 per share. The warrants      in the form of an unsecured promissory note in the amount of
are exercisable until May 8, 2005. No value was ascribed to        $11.6 million. DIAND has not responded to this offer, but it is
these warrants on the date of issue. As at September 30, 2002,     anticipated that further discussions and negotiations will
no warrants have been exercised.                                   ensue.
   In addition, the Company agreed to amend the terms of the          As at September 30, 2002, the Company had accrued an amount
outstanding warrants issued to the members of the syndicate to     of $10.2 million for current and long-term reclamation, site
purchase an aggregate of 300,000 common shares of the Company      restoration and closure costs with respect to the Nanisivik
at a price of $1.57 per share until November 29, 2002, to          Mine. This accrual includes any obligations that the Company
change the exercise price of such warrants to $0.21 per share      estimates will arise from the requirements of the water
and the expiry date of the warrants to the earlier of May 8,       license. Any excess in the amount of the unsecured promissory
2005 and the 30th day following the date the ten-day weighted      note provided to DIAND over actual reclamation and closure
average trading price of the common shares of the Company on       costs accrued will not result in reporting a liability in
The Toronto Stock Exchange (the "TSX") exceeds $0.28 per share.    addition to the amount accrued since any such excess would give
The exercise price is based on the five-day weighted average       rise to a financial asset in the form of a receivable from
trading price of the common shares of the Company on the TSX       DIAND which would offset the excess and be reported net on the
following the completion of the Rights Offering.                   balance sheet.
   (d) In consideration for providing its support for the
refinancing of the Term Credit Facility on November 15, 2001       10. EARNINGS (LOSS) PER SHARE
(see note 8 to the Company's consolidated financial statements
for the year ended December 31, 2001), the Company granted to         Earnings (Loss) per Share ("EPS") has been calculated using
Dundee Bancorp Inc. ("Dundee") on March 2, 2002 and May 2,         the weighted average number of shares outstanding during the
2002, warrants to purchase an aggregate of 30,801,410 common       period. The diluted EPS gives effect to the exercise of all
shares of the Company at $0.20 per share. One-half of the          outstanding stock and compensation options. Diluted earnings
warrants are exercisable until March 2, 2007 and the remainder     per common share data is not presented for all periods in 2002
are exercisable until May 2, 2007; no value was ascribed to        and 2001, as the exercise of options would not have been
these warrants on the date of issue. As at September 30, 2002,     dilutive in those periods.
no warrants have been exercised.                                      The calculation of diluted earnings per share assumes that options and warrants with an exercise price lower than the
8. FINANCIAL INSTRUMENTS                                           average quoted market price were exercised at the later of the beginning of the period, or time of issue. In applying the
   Commodity Price Risk                                            treasury stock method, options and warrants with an exercise
   The Company had the following contracts outstanding:            price greater than the average quoted market price of the
                                                                   common shares are not included in the calculation of diluted
                                    AVERAGE                        earnings per share as the effect is anti-dilutive. The average
                                     PRICE                         quoted market price of the common shares during the nine months
   SEPTEMBER 30, 2002     QUANTITY    (US)         MATURITY        ended September 30, 2002 was $0.22 (2001: $1.08) and for the
   ------------------------------------------------------------    three months ended September 30, 2002 was $0.15 (2001: $0.68).
   Zinc call options   7,690 tonnes  $1,253   October 2002 -
                                              December 2002                                       THREE MONTHS     NINE MONTHS
                                                                                                     ENDED             ENDED
   A substantial commodity hedge position was assumed as of May                                   SEPTEMBER 30,     SEPTEMBER 30,
1, 2000, in connection with the acquisition of the                 (000's)                        2002     2001     2002     2001
Bouchard-Hebert and Langlois mines. The fair value of the hedge    ----------------------------------------------------------------
derivatives at the date of acquisition was a liability of          Weighted average number of
$5,700,000. This liability forms part of the net assets             common shares outstanding
acquired and liabilities assumed on the acquisition and is          (including bonus element on
being brought into income when the underlying hedged contract       rights issue)                192,737  120,101  157,996  119,796
is recognized (see Note 13 to the Company's consolidated           Incremental common shares on
financial statements for the year ended December 31, 2001). The     assumed exercise of options
liability amounting to $350,000 (December 31, 2001 -                and warrants                       -        -      800        -
$1,434,000) is included in accounts payable and accrued            ----------------------------------------------------------------
liabilities and the carrying value of the hedge exceeded the       WEIGHTED AVERAGE NUMBER OF
fair value by $348,000 at September 30, 2002 (by $1,431,000 at      COMMON SHARES USED FOR
December 31, 2001).                                                 DILUTED EARNINGS PER SHARE   192,737  120,101  158,796  119,796
                                                                   ---------------------------------------------------------------
   Foreign Exchange Risk
   The Company had the following foreign exchange contracts           On May 1, 2002, the Company completed a rights issue with an
outstanding at September 30, 2002:                                 exercise price of $0.20 per share. The market value of the common shares on April 2, 2002, the day prior to trading
                           U.S. DOLLARS   EXCHANGE                 ex-rights was $0.37 per share. As a result of the bonus element
                                ('000S)       RATE       MATURITY  in the rights issue, the basic earnings (loss) per share and
   --------------------------------------------------------------  the weighted average number of common shares outstanding have
   U.S. dollar forward sales                                       been adjusted retroactively as follows:
   against Canadian dollar       17,000  Cdn$1.4938  October 2002
                                                              and                              THREE MONTHS ENDED  NINE MONTHS ENDED
                                                   September 2003  (EXPRESSED IN THOUSANDS EXCEPT   SEPTEMBER 30,     SEPTEMBER 30,
                                                                     FOR PER SHARE AMOUNTS)        2002      2001     2002     2001
9. CONTINGENCIES AND COMMITMENTS                                   -----------------------------------------------------------------
                                                                   Loss per share - before bonus   $0.09    $1.00     $0.12    $1.06
   In response to its application for a renewal water license,       element
the Nunavut Water Board ("NWB") issued to CanZinco Ltd. (a         Loss per share - after bonus    $0.09    $0.77     $0.11    $0.81
wholly-owned subsidiary of the Company) on October 10, 2002          element
such a renewal license, for a period of 5.5 years commencing on    Diluted earnings per share
October 1, 2002. One of the conditions contained in the renewal      - before bonus element          N/A      N/A       N/A      N/A
license was a requirement that the Company guarantee the           Diluted earnings per share
financial security required by the license. The total amount of      - after bonus element           N/A      N/A       N/A      N/A
security required by the license is $17.6 million and of that      Weighted average number of
amount, $6 million was previously posted pursuant to the             shares outstanding          192,737    92,510  148,606   92,353
expired water license. The issue of the outstanding balance of     Additional shares due to bonus
$11.6 million was to have been addressed by the Company within       element                           -    27,591    9,390   27,544
30 days of the issuance of the water license.                      -----------------------------------------------------------------
                                                                   Weighted average number of
                                                                     shares outstanding after
                                                                     bonus element               192,737   120,101  157,996  119,897
                                                                   -----------------------------------------------------------------

B R E A K W A T E R  R E S O U R C E S  L T D .                                                                                    9


11. SEGMENT INFORMATION

    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 ($000'S) (UNAUDITED)

GEOGRAPHIC LOCATION                    LATIN AMERICA                            CANADA                   TUNISIA
------------------------------------------------------------------------------------------------------------------------------------
                           EL MOCHITO  EL TOQUI           NANISIVIK  CARIBOU  BOUCHARD                  BOUGRINE  CORPORATE CONSOLI-
OPERATING SEGMENT              MINE      MINE    TOTAL       MINE     MINE     -HEBERT LANGLOIS   TOTAL     MINE  AND OTHER  DATED
------------------------------------------------------------------------------------------------------------------------------------
Net revenue                  27,627    16,633   44,260     18,208        -    35,110         -   53,318  12,960        -    110,538
Depreciation and depletion   (4,663)   (1,813)  (6,476)    (2,873)       -    (4,922)        -   (7,795) (5,040)     (47)   (19,358)
Reclamation and closure
  costs                        (624)      (49)    (673)      (319)       -    (1,258)        -   (1,577)   (677)       -     (2,927)
(Loss) contribution from
  mining activities          (3,648)      612   (3,036)    (3,411)       -     2,340         -   (1,071) (6,472)     (47)   (10,626)
General and administrative        -         -        -          -        -         -         -        -       -   (4,114)    (4,114)
Interest and financing            -         -        -          -        -         -         -        -       -   (4,046)    (4,046)
Investment and other income       -         -        -          -        -         -         -        -       -      778        778
Foreign exchange gain             -         -        -          -        -         -         -        -       -      456        456
Other non-producing
  property costs                  -         -        -          -   (1,306)        -       (90)  (1,396)      -      913       (483)
Income and mining taxes           -         -        -        602        -      (116)        5      491       5     (315)       181
Net (loss) earnings          (3,648)      612   (3,036)    (2,809)  (1,306)    2,224       (85)  (1,976) (6,467)  (6,375)   (17,854)

Capital expenditures          1,160     1,679    2,839         15        -     1,243       646    1,904   1,590      789      7,122
Identifiable assets          42,012    33,907   75,919     34,633    3,737    30,746    38,615  107,731  40,278   22,379    246,307

Information about major customers - Of the Company's total consolidated net revenue in the nine months ended September 30, 2002, revenue from one customer of $30,720,000 consisted of $29,074,000 from the Bouchard-Hebert Mine and $1,646,000 from the El Mochito
Mine.

   For the Nine Months ended September 30, 2001 (Restated note 3) ($000's) (unaudited)

GEOGRAPHIC LOCATION                    LATIN AMERICA                            CANADA                   TUNISIA
------------------------------------------------------------------------------------------------------------------------------------
                           EL MOCHITO  EL TOQUI           NANISIVIK  CARIBOU  BOUCHARD                  BOUGRINE  CORPORATE CONSOLI-
OPERATING SEGMENT              MINE      MINE    TOTAL       MINE     MINE     -HEBERT LANGLOIS   TOTAL     MINE  AND OTHER  DATED
------------------------------------------------------------------------------------------------------------------------------------
Net revenue                  28,859    15,461   44,320     16,415        -    39,783         -   56,198  22,082        -    122,600
Depreciation and depletion   (4,309)   (2,244)  (6,553)    (3,239)       -    (4,424)        -   (7,663) (6,449)     (70)   (20,735)
Reclamation and closure
  costs                        (514)      (48)    (562)      (124)     (48)   (1,345)        -   (1,517)   (551)       -     (2,630)
(Loss) contribution from
  mining activities          (5,524)   (1,732)  (7,256)   (16,874)     (48)    8,313         -   (8,609)    (38)     (70)   (15,973)
General and administtrative       -         -        -          -        -         -         -        -       -   (5,093)    (5,093)
Interest and financing            -         -        -          -        -         -         -        -       -   (5,464)    (5,464)
Investment and other income       -         -        -          -        -         -         -        -       -    8,785      8,785
Foreign exchange loss             -         -        -          -        -         -         -        -       -   (4,200)    (4,200)
Write-down of mineral
  properties and
  fixed assets               (1,505)        -   (1,505)   (11,502) (53,703)        -         -  (65,205)      -   (3,074)   (69,784)
Other non-producing
  property costs               (103)        -     (103)         -   (1,359)        -      (404)  (1,763)      -     (159)    (2,025)
Foreign exchange hedging
  loss                            -         -        -     (2,886)       -         -         -   (2,886)      -        -     (2,886)
Income and mining taxes         (21)        -      (21)       155        -       424        24      603    (403)  (1,043)      (864)
Net (loss) earnings          (7,153)   (1,732)  (8,885)   (31,107) (55,110)    8,737      (380) (77,860)   (441) (10,318)   (97,504)

Capital expenditures          2,157     5,240    7,397      3,774     (291)    1,326     3,814    8,623   2,474    1,210     19,704
Identifiable assets          48,948    33,535   82,483     37,142    4,138    37,481    39,483  118,244  47,360   13,965    262,052

Information about major customers - Of the Company's total consolidated net revenue in the nine months ended September 30, 2001, revenue from one customer of $23,317,000 consisted of $17,470,000 from the Bouchard-Hebert Mine and $4,189,0000 from the El Mochito
Mine and $1,658,000 from the El Toqui mine and revenue from another customer of $14,594,000 consisted of $5,680,000 from the El
Mochito Mine and $3,841,000 from the Bouchard-Hebert mine and $2,815,000 from the Bougrine Mine and $2,258,000 from the Nanisivik
Mine.

10                                                                                                         2002 THIRD QUARTER REPORT


   FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002 ($000'S) (UNAUDITED)

GEOGRAPHIC LOCATION                    LATIN AMERICA                            CANADA                   TUNISIA
------------------------------------------------------------------------------------------------------------------------------------
                           EL MOCHITO  EL TOQUI           NANISIVIK  CARIBOU  BOUCHARD                  BOUGRINE  CORPORATE CONSOLI-
OPERATING SEGMENT              MINE      MINE    TOTAL       MINE     MINE     -HEBERT LANGLOIS   TOTAL     MINE  AND OTHER  DATED
------------------------------------------------------------------------------------------------------------------------------------
Net revenue                   4,932     8,005   12,937     11,955        -    12,703         -   24,658     992        -     38,587
Depreciation and depletion   (1,560)     (599)  (2,159)    (1,175)       -    (1,640)        -   (2,815) (1,650)     (17)    (6,641)
Reclamation and closure
  costs                        (195)      (16)    (211)      (112)       -      (108)        -     (220)   (250)       -       (681)
Loss from mining activities  (3,437)     (276)  (3,713)    (4,425)       -      (367)        -   (4,792) (2,497)     (17)   (11,019)
General and administrative        -         -        -          -        -         -         -        -       -   (1,353)    (1,353)
Interest and financing            -         -        -          -        -         -         -        -       -   (1,239)    (1,239)
Investment and other income       -         -        -          -        -         -         -        -       -      383        383
Foreign exchange loss             -         -        -          -        -         -         -        -       -   (3,820)    (3,820)
Other non-producing property
  costs                           -         -        -          -     (394)        -       (22)    (416)      -       32       (384)
Income and mining taxes          46         -       46        601        -       (11)        1      591       -     (135)       502
Net loss                     (3,391)     (276)  (3,667)    (3,824)    (394)     (378)      (21)  (4,617) (2,497)  (6,149)   (16,930)

Capital expenditures            622     1,062    1,684          5        -       283       220      508     504      163      2,859
Identifiable assets          42,012    33,907   75,919     34,633    3,737    30,746    38,615  107,731  40,278   22,379    246,307

Information about major customers - Of the Company's total consolidated net revenue in the three months ended September 30, 2002, revenue from one customer of $9,209,000 was from the Bouchard-Hebert Mine and revenue from another customer of $7,666,000 consisted of $6,529,000 from the Nanisivik Mine and $1,137,000 from the Bougrine Mine.

   FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001 (RESTATED NOTE 3) ($000'S) (UNAUDITED)

GEOGRAPHIC LOCATION                    LATIN AMERICA                            CANADA                   TUNISIA
------------------------------------------------------------------------------------------------------------------------------------
                           EL MOCHITO  EL TOQUI           NANISIVIK  CARIBOU  BOUCHARD                  BOUGRINE  CORPORATE CONSOLI-
OPERATING SEGMENT              MINE      MINE    TOTAL       MINE     MINE     -HEBERT LANGLOIS   TOTAL     MINE  AND OTHER  DATED
------------------------------------------------------------------------------------------------------------------------------------
Net revenue                   9,099     7,028   16,127     10,372        -    11,479         -   21,851   6,754        -     44,732
Depreciation and depletion   (1,584)     (745)  (2,329)    (1,064)       -    (1,492)        -   (2,556) (1,945)     (24)    (6,854)
Reclamation and closure
  costs                        (311)      (16)    (327)       (40)     (48)     (448)        -     (536)   (163)       -     (1,026)
Loss from mining activities  (2,550)   (2,320)  (4,870)    (8,551)     (48)      (31)        -   (8,630) (1,127)     (24)   (14,651)
General and administrative        -         -        -          -        -         -         -        -       -   (1,621)    (1,621)
Interest and financing            -         -        -          -        -         -         -        -       -   (1,291)    (1,291)
Investment and other income       -         -        -          -        -         -         -        -       -    1,756      1,756
Foreign exchange loss             -         -        -          -        -         -         -        -       -   (2,964)    (2,964)
Write-down of mineral
  properties and fixed
  assets                     (1,505)        -   (1,505)   (11,502) (53,703)        -         -  (65,205)      -   (3,074)   (69,784)
Other non-producing
  property costs               (103)        -     (103)         -     (370)        -       (46)    (416)      -       26       (493)
Foreign exchange hedging loss     -         -        -     (2,886)       -         -         -   (2,886)      -        -     (2,886)
Income and mining taxes         (12)        -      (12)        17        -       106         3      126     (76)    (255)      (217)
Net (loss) earnings          (4,170)   (2,320)  (6,490)   (22,922) (54,121)       75       (43) (77,011) (1,203)  (7,447)   (92,151)

Capital expenditures            636       546    1,182        953        9       385       335    1,682     300    1,036      4,200
Identifiable assets          48,948    33,535   82,483     37,142    4,138    37,481    39,483  118,244  47,360   13,965    262,052

Information about major customers - Of the Company's total consolidated net revenue in the three months ended September 30, 2001, revenue from one customer of $7,464,000 consisted of $2,815,000 from the Bougrine Mine and $2,258,,000 from the Nanisivik Mine and
$1,942,000 from the Bouchard-Hebert Mine and $449,000 from the El Mochito and revenue from another customer of $6,493,000 consisted of $4,726,000 from the Bouchard-Hebert Mine and $1,767,000 from the El Mochito mine and revenue from another customer of $5,876,000 consisted of $2,956,000 from the Bougrine Mine and $1,592,000 from the Nanisivik Mine and $1,328,000 from the El Toqui mine.

12. ANALYSIS OF CHANGES IN NON-CASH WORKING CAPITAL ITEMS

                                     THREE MONTHS ENDED       NINE MONTHS ENDED
                                        SEPTEMBER 30,           SEPTEMBER 30,
                                     2002          2001       2002         2001
                                              (RESTATED               (RESTATED
                                                NOTE 3)                 NOTE 3)
--------------------------------------------------------------------------------
Accounts receivable - concentrate   (2,002)      2,759       (2,157)      7,036
Other receivables                     (863)      3,807         (635)      8,149
Inventory                            9,585      (1,783)       2,013      16,008
Short-term investments                 (50)        178         (319)      4,136
Prepaid expenses and other current     547       1,310           (5)        (20)
  assets
Accounts payable and accrued        (4,108)      6,769      (18,807)      4,486
  liabilities
Provisional payments for
  inventory shipped and not priced  15,065      16,433        8,592         (95)
Income and mining taxes payable        (10)        248         (509)        418
                                    18,164      29,721      (11,827)     40,118

B R E A K W A T E R  R E S O U R C E S  L T D .                                                                                   11


CORPORATE                       OFFICERS                            SHARES TRADED                        CORPORATE AND REGISTERED
INFORMATION                     Garth A. C. MacRae                  The Toronto Stock Exchange             OFFICE
                                  Chairman                          Symbol - BWR                         95 Wellington Street West
                                Colin K. Benner                                                          Suite 2000
Directors                         President & CEO                   TRANSFER AGENT AND                   Toronto, Ontario    M5J 2N7
Colin K. Benner                 Rene R. Galipeau                    REGISTRAR                            Tel: (416) 363-4798
Gordon F. Bub                     Executive VP & CFO                Computershare Trust                  Fax: (416) 363-1315
Donald K. Charter               John D. Bracale                        Company of Canada
Jonathan C. Goodman               VP, Latin America &               100 University Avenue                E-MAIL:
Garth A. C. MacRae                Corporate Logistics               9th Floor                            investorinfo@breakwater.ca
Allen J. Palmiere               J. Steven Hayes                     Toronto, Ontario M5J 2Y1
A. Murray Sinclair, Jr.           VP, Marketing                     Tel: 1 (800) 564-6253;               WEBSITE:
                                William M. Heath                      (514) 982-7270                     www.breakwater.ca
                                  VP, Administration                Fax: 1 (888) 453-0330;
                                Norman L. Calder                      (416) 263-9394
                                  Treasurer                         E-Mail: caregistryinfo@
                                Leroy A. Fong                         computershare.com
                                  Controller
                                E. Ann Wilkinson
                                  Corporate Secretary

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